Bear Stearns Series 2005-TC2
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	60,195,628.38	2,645,830.40	161,893,371.62
A-1	60,195,628.38	2,645,830.40	161,893,371.62
A-2	0	1,691,766.39	122,950,000.00
A-2	0	1,691,766.39	122,950,000.00
A-3	0	714,817.73	50,506,000.00
A-3	0	714,817.73	50,506,000.00
M-1	0	396,100.06	27,230,000.00
M-2	0	289,227.44	19,108,000.00
M-3	0	84,060.11	5,494,000.00
M-4	0	89,532.43	5,255,000.00
M-5	0	42,268.87	2,389,000.00
M-6	0	45,131.95	2,388,000.00